Exhibit 10.1

LICENSE AGREEMENT
Firstwave Technologies, Inc.	Overlook III, Suite 1000	2859 Paces Ferry Road	Atlanta, GA 30339 USA

This License Agreement (“Agreement”), entered into between M1 Global Solutions, Inc. (“Licensee”) and Firstwave Technologies, Inc. (“Firstwave”), covers the following products to be licensed by Licensee: Firstwave CRM 2005.1 data model and associated documentation, which has been installed on a server in Licensee’s possession and is more fully described in the Appendix attached hereto and incorporated herein by this reference (“Program Products” or “Licensed Program”).

1.	LICENSE

1.1
Grant of License. Firstwave grants to Licensee a nonexclusive, worldwide, perpetual, irrevocable, fully paid (upon payment of the fees set forth in Section 3.1) and non-assignable (except pursuant to a change of control as described in Section 9.1), license, with subljcensing rights, to: (i) use the Program Product(s); (ii) make copies of the Program Product(s), and (iii) modify Program Products, and make derivative works therefrom as necessary (in Licensee’s discretion) for Licensee’s use related to the license granted herein. The foregoing license shall include such rights with respect to the Program Products as described above and shall apply to all program code, documentation, training materials, and enhancements embodying or related to the Program Products, and shall.further include the right to practice any patent rights incorporated in or associated with such Program Products or necessary for their use or modification.

1.2
Restrictions. Subject to Section 1.3, Firstwave reserves all rights not expressly granted herein. Except as set forth in this Agreement, no express or implied license or right of any kind is granted to Licensee regarding the Program Products.

1.3
Firstwave will have no rights to any of the derivative works produced by Licensee from the Licensed Program. Licensee shall own all right, title and interest in and to such derivative works and/or to any developments or inventions it develops utilizing the Licensed Program (subject to Firstwave’s ongoing rights in the Licensed Program itself).

2.	DELIVERY, INSTALLATION AND SUPPORT SERVICES

2.1	Delivery. Firstwave has electronically delivered the Licensed Program to the Licensee and Licensee accepts the Program as delivered. .

2.2	Support Services. Upon request and payment therefore by Licensee, Firstwave agrees to provide support services in accordance with the Support Agreement which may be separately executed by the parties.

3.	FEES AND PAYMENT

3.1	Fees. Licensee shall be entitled to the Program Products upon payment of a one time license fee of $150,000 due with the execution of this Agreement.

3.2
Taxes. The amounts due to Firstwave are net amounts to be received by Firstwave, exclusive of certain duties, tariffs and assessments imposed or levied by any government or governmental agency, and are not subject to offset or reduction because of any costs, expenses, taxes, duties, withholdings, assessments, or liabilities incurred by Licensee or imposed on Firstwave in the performance of this Agreement or otherwise due as a result of this Agreement. Any claimed exemption from or self payment of such taxes, duties or tariffs must be supported by proper documentary evidence delivered to Firstwave.

4.	TITLE, CONFIDENTIALITY AND NONDISCLOSURE

4.1
Ownership. Licensee acknowledges that Firstwave owns all right, title and interest in or represents that it has rights to sublicense the Licensed Program, including, without limitation, all worldwide copyrights, trade secrets, trademark, patents, confidential and proprietary rights therein. Nothing herein gives Licensee any right, title or interest in the Licensed Program other than Licensee’s limited express rights as set forth in Section 1 of this Agreement. Notwithstanding the foregoing, as set forth in Section 1.3, Firstwave will have no rights to any of the derivative works produced by Licensee from the Licensed Program.

4.2
Confidentiality and Nondisclosure. Licensee acknowledges that the Licensed Program contains Proprietary Information (defined below) belonging to Firstwave, and Licensee and its Users shall keep the Licensed Program confidential and shall not disclose or otherwise reproduce, distribute, transmit, transfer or disclose the Proprietary Information, directly or indirectly, in any form, by any means or for any purpose, to anyone other than Licensee’s licensed Users. Licensee must not remove or destroy any proprietary markings of Firstwave. Licensee shall not permit anyone except its licensed Users to have access to the Licensed Program. Except for archive purposes, Licensee shall not make or permit others to make copies of or reproduce any part of the Licensed Program in any form without the prior written consent of Firstwave. Licensee will exercise at least the same standard of care in protecting the confidentiality of the Firstwave Proprietary Information as it does with its own proprietary information. Licensee shall employ reasonable measures to ensure that Firstwave Proprietary Information is not made available or disclosed by Licensee or by any of its Users to any other party. Under no circumstances shall Licensee disclose or disseminate Firstwave Proprietary Information to a competitor of Firstwave. Licensee shall hold Firstwave harmless against any loss, cost, expense, claim or liability resulting from Licensee's breach of this non-disclosure obligation. The non-disclosure restrictions herein shall apply during the term hereof and for a period of five (5) years thereafter; provided that the restrictions shall continue to apply thereafter with respect to any Trade Secret information, for so long as such information retains its trade secret status. Upon termination of this Agreement, Licensee shall deliver to Firstwave all material furnished by Firstwave pertaining to the Licensed Program and shall also warrant in writing that all copies

LICENSE AGREEMENT
CONFIDENTIAL

LICENSE AGREEMENT

thereof have been returned to Firstwave or destroyed. For purposes hereof, “Proprietary Information” includes Confidential Information and Trade Secrets; “Confidential Information” means information that is provided to or obtained by Licensee that is valuable to Firstwave and not generally known by the public, but which does not rise to the level of a Trade Secret; and “Trade Secret” means information which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use.

5.	WARRANTY, REMEDY, INDEMNIFICATION AND DISCLAIMER

5.1
Limited Warranties. Firstwave warrants to Licensee that: (i) Firstwave has the right to grant the license described in this Agreement; and (ii) for a period of ninety (90) days from the date of the first delivery of the Licensed Program that the Licensed Program will operate substantially in accordance with the Documentation published by Firstwave for the Licensed Program and does not infringe a valid U.S. copyright, patent or trade secret, provided that Licensee has given Firstwave written notice of any performance failure within the ninety (90) day warranty period.

5.2
Remedy and Indemnification. Licensee’s sole and exclusive remedy for any claim of breach of the limited warranty set forth in Section 5.1 is that Firstwave shall either modify or replace the nonconforming Licensed Program so that the Licensed Program substantially conforms to such Documentation. Firstwave will defend, indemnify and hold harmless Licensee against claims that the Program Product(s) infringe a valid U.S. copyright, patent or trade secret. If Firstwave determines that the Program Product is likely to or if the Program Product is determined in a final, non-appealable judgment by a court of competent jurisdiction to infringe a U.S. copyright, patent or trade secret, Firstwave will have the option, in Firstwave's sole discretion, to elect one or more of the following: (i) replace such Program Product, or (ii) modify such Program Product to make it non-infringing. The right of indemnification set forth in this section only applies if: (a) Licensee provides Firstwave written notice of such claim or cause of action upon which Licensee intends to base a claim of indemnification hereunder within thirty (30) days of the claim or cause of action (or longer so long as not prejudicial to Firstwave’s rights or defense with respect to the claim); (b) Firstwave is given sole control of the defense and all related settlement negotiations relating to such claim or action; (c) Licensee provides reasonable assistance and cooperation to enable Firstwave to defend the action or claim hereunder; (d) Licensee refrains from making prejudicial statements associated with such action or claim without the prior written consent of Firstwave; and (e) the claim or cause of action is not based on changes or modifications made or specifications provided by Licensee or a combination of the Program Product with other third party products. Firstwave shall have no liability for any claim based on improper use or modification of the Program Product(s) other than as specified herein or for the use of third party software either independently or in association with the Program Product. This Agreement states Firstwave's entire liability and Licensee's exclusive remedy for any claim of infringement.

5.3
Exclusions. The warranties given under Section 5.1 and the remedies and indemnification provided under Section 5.2 will become void and of no effect in the event that Licensee without the prior written consent of Firstwave: (i) makes any modification or alteration to the Program Product(s) or any other software program necessary for the operation of the Program Product(s) on the technical platform as described in the documentation (the “Technical Platform”), and absent such modification or alteration, no breach would exist; or (ii) transfers the Program Product(s) to any computer system other than the Technical Platform or as may be permitted hereunder. Firstwave does not warrant that the Program Product(s) will meet Licensee’s requirements, that the Program Product(s) will operate in the combinations which Licensee may select for use, that the operation of the Program Product(s) will be uninterrupted or error-free, or that all Program Product errors will be corrected. In the event Licensee notifies Firstwave of an error and after investigation Firstwave determines the error to be caused by hardware and/or software not sold or licensed to Licensee by Firstwave, or by incorrect procedures used by Licensee or a third party, Licensee shall reimburse Firstwave at Firstwave’s then current rate for all costs incurred in such investigation.

5.4
Disclaimer. EXCEPT AS EXPRESSLY SET FORTH ABOVE, NO WARRANTY, CONDITION, UNDERTAKING OR TERM, EXPRESS, OR IMPLIED, STATUTORY OR OTHERWISE, AS TO THE CONDITION, QUALITY, DURABILITY, PERFORMANCE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE LICENSED PROGRAM PROVIDED HEREUNDER OR AS TO ANY THIRD PARTY HARDWARE OR SOFTWARE IS GIVEN OR ASSUMED BY FIRSTWAVE AND ALL SUCH WARRANTIES, CONDITIONS, UNDERTAKINGS AND TERMS ARE HEREBY EXCLUDED.

6.	LIMITATION OF LIABILITY

6.1
General Limitations. Each party acknowledges and agrees that in no event shall the other, its subsidiaries, or any of their respective officers, directors, employees, shareholders, agents or representatives, be liable to Licensee for any indirect, incidental, consequential, or exemplary damages or loss of goodwill caused or alleged to be caused by any Licensed Program provided hereunder or the performance or non-performance of any Licensed Program or services or other obligation hereunder, including the failure of essential purpose, even if such party has been notified of the possibility or likelihood of such damages occurring. Nothing in this Agreement shall be construed to impose liability on Firstwave for acts or omissions of the manufacturer, vendor or licensor of the non-Firstwave software. Firstwave shall not be liable for any damages caused by delay in shipment, installation or furnishing of any Licensed Programs, software or services under this Agreement, and in no event shall either party be liable for loss of revenues, savings or profits. No action arising out of any claimed breach of the Agreement or otherwise relating hereto may be brought more than one (1) year after the cause of action arises. The aggregate liability for claims arising hereunder or otherwise related hereto shall under no circumstances exceed the amount paid to Firstwave by Licensee hereunder. The foregoing limitations of liability set forth in this Section 6.1 shall not apply to the infringement indemnity set forth in Section 5.2.

6.2
Allocation of Risks. Licensee is a sophisticated purchaser and acknowledges and agrees that the allocation of risks in this Agreement are reflected in the fees and other charges provided under this Agreement, that Firstwave is unable to test the Program Product(s) under all possible circumstances, that Firstwave cannot control the manner in which Licensee shall use the Program Product(s), and that the allocation of risks under this Agreement are reasonable and appropriate under the circumstances.

7.
LICENSEE’s RESPONSIBILITIES. As between Licensee and Firstwave and subject to the obligations of License and Firstwave as otherwise specified in this Agreement, Licensee shall be solely responsible (at its own expense) for the following:

LICENSE AGREEMENT
CONFIDENTIAL

LICENSE AGREEMENT

a.	Selection of software and other products, including the Program Product(s), to achieve Licensee's intended results;

b.	The use, operation, maintenance and support of the Technical Platform and its other hardware, peripherals, third party operating systems, and third party software;

c.	The results obtained from use and operation of the Program Product(s);

d.	Providing and maintaining the appropriate Technical Platform for the Program Product(s) and maintaining back-up and disaster recovery procedures and facilities; and

e.	All data entry and loading of data and maintaining back-up or archival copies thereof.

8.	TERM AND TERMINATION

8.1	Term. The term of this Agreement shall commence on the Effective Date as and shall continue in perpetuity unless earlier terminated as provided herein.

8.2
Termination. Either party may terminate this Agreement at any time upon giving written notice as follows: (i) upon mutual agreement of the parties; (ii) in the event that the other party fails to discharge any obligations or remedy any material default under this Agreement for a period of sixty (60) days after the notifying party has given the other party written notice specifying such material failure or default, and such failure or default is not cured during this sixty (60) day period.

8.3
Post-Termination Obligations. Upon termination of this Agreement for any reason, all rights and licenses granted by Firstwave hereunder shall immediately cease, and Licensee shall immediately return to Firstwave all Firstwave property, including, without limitation, the Program Product(s) and all Proprietary Information of Firstwave, and all copies thereof. Upon return of such materials, Licensee shall provide Firstwave with a signed written statement certifying that it has returned all Firstwave property to Firstwave and complied with its post-termination obligations.

8.4
Survival of Terms. Upon termination of this Agreement, the provisions of this Agreement providing for payment of fees and expenses to Firstwave (Section 3), Title, Confidentiality and Nondisclosure (Section 4), Limitation of Liability (Section 6), Post-Termination Obligations (Section 8.3), the General Provisions (Section 9), and other applicable provisions of this Agreement concerning the ongoing interests of the parties shall continue and survive in full force and effect.

9.	GENERAL PROVISIONS

9.1
Assignment. This Agreement and all rights and obligations may not be assigned in whole or in part by either party without the prior written consent of the other, except the rights and obligations of either party may be assigned to another entity in connection with a reorganization, merger, consolidation, acquisition or other restructuring involving all or substantially all of the voting securities and/or assets of the assigning party.

9.2
Compliance with Laws. Licensee will strictly comply with all applicable laws and regulations of the countries in which the Licensed Programs are licensed and relating in any way to Licensee’s performance under this Agreement.

9.3
Dispute Resolution. The parties shall first attempt to settle a dispute through the chief operating officers of the respective entities. If the dispute is not resolved by these parties, both parties agree to submit to binding arbitration. In such case, both parties agree to the appointment of three (3) arbitrators, with one arbitrator selected by each party, and the third selected by the American Arbitration Association (“AAA”). The arbitration shall be conducted in Atlanta, GA in accordance with the rules, regulations and procedures of the AAA, and the decision of the arbitration panel shall be final and binding on both parties.

9.4
Export. In the event this Agreement provides for the export of any of the Program Product(s) outside the United States, Licensee shall be solely responsible for compliance with all applicable United States export laws, rules and regulations. Licensee agrees to keep such books and records and to take other actions as may be required by such applicable laws, rules and regulations.

9.5
Force Majeure. Neither Firstwave nor Licensee shall be liable for failure to perform any of its respective obligations hereunder if such failure is caused by an event outside its reasonable control, including, without limitation, an Act of God, war, or natural disaster.

9.6
Governing Law. This Agreement and all agreements, addenda, amendments, supplements and schedules hereto shall be governed by and construed in accordance with the laws of the State of Georgia, USA without regard to its rules regarding conflict of laws. Subject to the foregoing provisions, the Licensee hereby irrevocably consents to the jurisdiction of the state and federal courts in the State of Georgia, U.S.A.

9.7
Independent Parties. This Agreement shall not be construed to create any employment relationship, partnership, joint venture or agency relationship or to authorize any party to enter into any commitment or agreement binding on the other party.

9.8
Notices. All notices required to be given hereunder shall be given in writing and shall be delivered either by hand, by certified mail with proper postage affixed thereto, or by facsimile (with confirmation copy sent by certified mail) addressed to the signatory at the address set forth in the Asset Purchase Agreement, or such other person and address as may be designated from time to time in writing. All communications shall be deemed received by the other party upon the date of actual receipt (or refusal) of delivery.

LICENSE AGREEMENT
CONFIDENTIAL

LICENSE AGREEMENT

9.9
Publicity. The parties agree that Firstwave may utilize and otherwise publish Licensee’s name and other information relating to this relationship without Licensee’s consent provided such information is not proprietary information or otherwise prohibited under the terms of this Agreement.

9.10
Severability. If any provision hereof is declared invalid by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such invalidity, so that the remainder of that provision and all remaining provisions of this Agreement shall be valid and enforceable to the fullest extent permitted by applicable law.

9.11
Waiver. No delay or failure in exercising any right hereunder and no partial or single exercise thereof shall be deemed to constitute a waiver of such right or any other rights hereunder. No consent to a breach of any express or implied term of this Agreement shall constitute a consent to any prior or subsequent breach.

9.12
Entire Agreement. This Agreement and any addenda or amendments thereto, if any, attached hereto represent the entire understanding between the parties with respect to the subject matter set forth herein and supersede all negotiations, agreements, proposals, purchase orders, representations and understandings, whether oral or written, between the parties. No modifications, alterations additions or amendments to this Agreement shall be effective unless made in writing as an addendum to this Agreement and signed by duly authorized representatives of the parties.

IN WITNESS WHEREOF, Firstwave and Licensee have caused this Agreement to be executed by their respective, duly authorized officers or representatives, effective as of the Effective Date.

Firstwave Technologies, Inc.	Licensee: M1 Global Solutions, Inc.

By: /s/ Richard T. Brock	By: /s/ Michael McChesney
(Authorized Signature)	(Authorized Signature)

Richard T. Brock	Michael McChesney
Name of Person Signing	Name of Person Signing

9/30/05	CEO
Date	Title

_______________________________________________________	9/30/05
Date

LICENSE AGREEMENT
CONFIDENTIAL

LICENSE AGREEMENT

Appendix

Program Products

[Attached and incorporated herein by reference.]

LICENSE AGREEMENT
CONFIDENTIAL